EXHIBIT 3(i).2

                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                                NOXSO CORPORATION

      (pursuant to Section 13.1-710 of the Virginia Stock Corporation Act)

         NOXSO CORPORATION (hereinafter the "Corporation") , a corporation organized and existing under Section 13.1-618 of the Virginia Stock Corporation Act, does hereby certify as follows:

         FIRST: That the Board of Directors of the Corporation has adopted at the December 9, 1991 meeting of the Board of Directors of the Corporation the following resolution setting forth the proposed amendment to the Articles of Incorporation of the Corporation:

         RESOLVED, that the Articles of Incorporation of the Corporation be amended by replacing ARTICLE THIRD thereof in its entirety and substituting therefor the following:

         "The total authorized capital stock of the Corporation shall consist of 20,000,000 shares, which shall be classified as common stock of the par value of $.01 per share."

         SECOND: That the aforesaid resolution was proposed by the Board of Directors and submitted to the shareholders at the Corporation's 1991 Annual Meeting of Shareholders held on March 30, 1992 (following proper notice given to the shareholder in accordance with the Provisions of Section 13.1-658 of the Virginia Stock Corporation Act), at which meeting the holders of 2,797,281 shares (more than two-thirds) of the 3,298,096 total number of outstanding shares of Common Stock of the Corporation entitled to vote thereon, voted in favor of adoption of the aforesaid resolution, which amount was sufficient for the adoption thereof.

         THIRD: That this Amendment to the Articles of Incorporation has been duly adopted in accordance with the provisions of Section 13.1-707 of the Virginia Stock Corporation Act.

         IN WITNESS WHEREOF, Noxso Corporation has cause these Articles of Amendment to be executed on this 30th day of March, 1992, in the name of the Corporation by its President and its Secretary who declare under the penalty of perjury that the facts herein stated are true.

                                                    NOXSO CORPORATION


                                                    By:  /s/ Lewis G. Neal
                                                        ------------------------
                                                        Lewis G. Neal, President

Attest:


By: /s/ John L. Haslbeck
   ---------------------------------
   John L. Haslbeck, Secretary